Exhibit 99.1

AWBC – 2006 Q2 Earnings

July 25, 2006

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES 2006 SECOND QUARTER RESULTS

AND QUARTERLY CASH DIVIDEND

Spokane, Washington – July 25, 2006 – AmericanWest Bancorporation (Nasdaq: AWBC) today announced that net income for the quarter and six months ended June 30, 2006 was $2.8 million or $0.24 per diluted share and $4.4 million or $0.39 per diluted share, respectively. This compares to $3.5 million or $0.34 per diluted share for the three months ended June 30, 2005 and $6.7 million or $0.64 per diluted share for the six months ended June 30, 2005.

Robert M. Daugherty, President and Chief Executive Officer, said that “During the second quarter, we grew our loan portfolio by 4%, further improved overall credit quality, continued our expansion into the Idaho market and embarked upon expansion into the Utah market. Our overall performance has improved from the previous quarter, and the positive trend is expected to continue for the remainder of the year. We are recognizing cost savings from the Columbia Trust Bank acquisition and the restructuring undertaken over the past year is beginning to pay off and create stabilized returns.”

AWBC is also announcing that its Board of Directors has approved a cash dividend of $0.03 per share, payable on August 31, 2006 to shareholders of record at the close of business on August 4, 2006.

COMPANY EXPANSION:

On March 15, 2006, AWBC completed its acquisition of Columbia Trust Bancorp (CTB), the parent company of Columbia Trust Bank. AWBC’s management anticipates cost savings in excess of $3 million on an annualized basis as a result of combining these operations. This includes the impact of a net reduction of 32 employees. CTB had financial centers located in Pasco, Kennewick, Sunnyside and Yakima, Washington through which it provided commercial banking services. Two of these financial centers were consolidated during the second quarter of 2006. AWBC’s principal subsidiary, AmericanWest Bank (AWB or the Bank) now operates 43 financial centers throughout Central and Eastern Washington and Northern Idaho.

AWBC has recently announced that the Bank received regulatory approval from the Washington Department of Financial Institutions to open a new financial center in Yakima, Washington. The existing West Yakima financial center will be closed and its operations consolidated into this new location in the third quarter of this year.

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AWBC – 2006 Q2 Earnings

July 25, 2006

AWBC has previously announced that the Bank received regulatory approval to open de novo financial centers in Sandpoint and Coeur d’Alene, Idaho. The Sandpoint financial center opened in the first quarter and the Coeur d’Alene financial center is expected to open in the fourth quarter of 2006.

AWBC also recently announced that the Bank received regulatory approval from the Utah State Department of Financial Institutions to open a loan production office in the Salt Lake City, Utah, metropolitan area, which was opened during the second quarter of 2006. AWB has recently received regulatory approval for its Utah entity to operate under the business name “Precision Bank.” AWB has full expectations of opening full-service financial center operations in this rapidly growing Utah market later this calendar year.

AWB also recently received approval from the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation to open two new financial centers, one to be located in College Place, Washington, near Walla Walla, and the other to be located in the West Plains area near Spokane, Washington. AWB intends to open each financial center in the fourth quarter of this year.

Mr. Daugherty expressed that “We are expanding our footprint in growing markets to augment our loan and deposit production capabilities and further enhance revenue growth. The anticipated expenses that are related to bringing up these facilities during 2006 and 2007 are approximately $1.5 million and $4.0 million, respectively. We anticipate breaking even on these investments within 12-18 months after their opening.”

LOAN GROWTH AND CREDIT QUALITY:

Gross loans during the second quarter increased $41 million or 4% to $1.190 billion at June 30, 2006 as compared to $1.149 billion at March 31, 2006. Gross loans have increased $227 million or 24% as compared to $963 million at December 31, 2005, including $146 million in loans acquired from CTB during the first quarter. During the second quarter, commercial and industrial loans increased $18 million or 6% and agricultural loans increased $10 million or 7%. The percentage of commercial real estate loans remained consistent at 51% at June 30, 2006 as compared to 52% at March 31, 2006 and December 31, 2005.

Total nonperforming loans were $13.6 million or 1.14% of total gross loans at June 30, 2006 as compared to $15.3 million or 1.33% of total gross loans as of March 31, 2006 and $14.5 million or 1.50% at December 31, 2005. Total nonperforming assets, including foreclosed real estate and other foreclosed assets, were $14.5 million or 1.05% of total assets at June 30, 2006 as compared to $16.8 million or 1.26% of total assets as of March 31, 2006 and $16.7 million or 1.51% of total assets at December 31, 2005. The reduction in this ratio reflects both the reduction of nonperforming assets and the increase in AWBC’s asset base.

The Company’s accruing loans that were delinquent in excess of 30 days were $3.3 million or 0.28% of total gross loans at June 30, 2006 which is the same as at March 31, 2006. This is a dramatic decrease when compared to $9.8 million or 1.02% of total loans at December 31, 2005.

The allowance for loan losses was $14.5 million at June 30, 2006 as compared to $14.6 million at March 31, 2006 and $14.4 million at December 31, 2005. At June 30, 2006 the allowance for loan losses as a percentage of total gross loans was 1.22% which compares to 1.27% at March 31, 2006 and 1.49% at December 31, 2005.

AWBC – 2006 Q2 Earnings

July 25, 2006

The loan loss provision for the quarter ended June 30, 2006 was $704 thousand and for the six months it was $1.5 million. This compares to $190 thousand and $1.3 million for the three months and six months ended June 30, 2005, respectively. For the three months and six months ended June 30, 2006 charge offs were $0.9 million and $3.6 million, respectively. For the similar periods of the prior year, AWBC charged off $1.8 million and $4.5 million, respectively. One large legacy relationship explains $2.4 million of the charge offs for the six months ended June 30, 2006.

DEPOSIT AND BORROWING BALANCES:

Total deposits decreased $16.4 million or 2% to $1.066 billion at June 30, 2006 as compared to $1.082 billion at March 31, 2006. Deposits have increased $168 million or 19% as compared to $897 million at December 31, 2005, including $176 million in deposits acquired from CTB during the first quarter. The proportion of deposits to total assets has decreased to 77% at June 30, 2006 as compared to 81% at both March 31, 2006 and December 31, 2005, as loan growth has exceeded deposit generation. AWB continues to focus on building its customer relationships and driving higher deposit balances through its existing and new locations to enhance its profitability. In the meantime, Federal Home Loan Bank advances have increased to $128.0 million at June 30, 2006 as compared to $79.8 million at March 31, 2006 and $70.6 million at December 31, 2005 to replace some deposits and to fund loan growth.

Mr. Daugherty said that “Our deposit gathering initiatives were set back during the quarter as the industry continues to face intense competition for deposits. However, the hiring of seasoned and well known bankers together with continued strengthening of our sales culture, new Private Banking and Cash Management initiatives, and the scheduled opening of new financial centers in high growth markets during the third and fourth quarters should add to the Bank’s traction in core deposit gathering.”

NET INTEREST MARGIN AND NET INTEREST INCOME:

The net interest margin was 5.07% for the quarter ended June 30, 2006 as compared to 5.15% for the quarter ended March 31, 2006 and 5.77% for the quarter ended June 30, 2005. The decline in the net interest margin during the second quarter was mainly due to a greater portion of higher cost wholesale borrowings used to fund loan growth. At the same time, the cost of deposits has been rising faster than anticipated.

•	The yield on assets increased by 31 basis points to 7.84% during the quarter ended June 30, 2006 from 7.53% in the quarter ended March 31, 2006. Additionally, it increased 34 basis points from the similar quarter of the prior year.

•	The cost of interest bearing deposits increased 33 basis points to 3.16% from 2.83% in the prior quarter and has increased 109 basis points from the similar quarter of the prior year.

•	The cost of interest bearing liabilities increased 42 basis points to 3.50% from 3.08% in the first quarter and has increased 127 basis points from the similar quarter of the prior year.

The slower rise in the loan yield as compared to the cost of interest bearing liabilities during this past year of rising market rates is also attributable to deliberate changes in the loan portfolio to improve overall credit quality. These results are also indicated in the improvements in the credit quality ratios.

AWBC – 2006 Q2 Earnings

July 25, 2006

Net interest income was $15.5 million for the quarter ended June 30, 2006, as compared to $13.2 million for the quarter ended March 31, 2006. The similar quarter of the prior year had $13.5 million in net interest income. Net interest income for the six months ended June 30, 2006 was $28.7 million as compared to $26.8 million for the similar period of the prior year.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $2.2 million for the quarter ended June 30, 2006 as compared to $1.8 million for the quarter ended March 31, 2006 and $1.8 million for the similar quarter of the prior year. During the first quarter of 2006, AWBC reclassified three buildings as held for sale and recorded a loss of $0.3 million and it also sold its mortgage servicing for a gain of $0.2 million. Noninterest income for the six months ended June 30, 2006, was $3.9 million which is consistent with the same period for 2005. AWB management anticipates that Cash Management services and the Private Banking initiative will result in enhanced collection of service fees and higher noninterest income. Additionally, increased mortgage activity is expected to result in higher mortgage broker fees during the remainder of 2006.

Noninterest expense was $12.7 million for the quarter ended June 30, 2006 as compared to $11.7 million for the first quarter of 2006 and $9.9 million for the similar quarter of the prior year. Noninterest expense increased $1.0 million from the prior quarter due to increases in salaries and employee benefits of $0.5 million and other expenses of $0.5 million. Salaries and employee benefits increased due mainly to an increase in Full-Time Equivalents (FTE). Other expense increases included marketing and advertising, training and various other categories related to increased activity.

Noninterest expense for the six months ended June 30, 2006 was $24.4 million as compared to $19.4 million of the prior year. The $5.0 million increase over the prior year consists mainly of higher salaries and employee benefits of $3.2 million, other expenses of $0.9 million, equipment expense of $0.3 million and intangible assets amortization of $0.3 million.

•	Salaries and employee benefits increased due to the higher FTE count. This includes the expansion with CTB and new Idaho financial centers plus building up the overall relationship management team during 2005 to support ongoing growth.

•	Effective January 1, 2006, AWBC adopted Statement of Financial Accounting Standards No. 123R, Share-based payments, which mandated the expensing of stock options. As a result, AWBC has recorded $0.4 million of expense related to stock options during 2006.

•	During the first quarter of 2006, AWBC also modified its vacation policy to be more competitive in hiring which resulted in a one time expense of $0.2 million.

•	Other expenses increased from the similar quarter of the prior year due mainly to increased advertising costs, training costs, other acquisition related expenses and various other expense increases related to growth initiatives.

The efficiency ratio improved for the quarter to 69.99% as compared to 77.23% during the first quarter of 2006. The efficiency ratio was 63.84% during the second quarter of 2005. AWB management believes that initiatives taken during 2005 and early 2006 plus cost savings related to the CTB acquisition will continue to support an improved efficiency ratio going forward. These initiatives include having brought the organization into compliance with regulatory directives during 2005, new training and marketing programs related to the rollout

AWBC – 2006 Q2 Earnings

July 25, 2006

of products and the integration of CTB, upgrading infrastructure with new technology, redirecting the culture of the organization toward a relationship vs. a transactional business focus, launching Private Banking services, and expanding residential and construction lending.

INCOME TAXES:

The effective tax rate for the six months ended June 30, 2006 was 35.5% which compares to the similar period of the prior year effective rate of 33.2%. The increased effective tax rate in 2006 is primarily due to the recapture of certain tax credits recognized in prior years due to a modification of the usage of those buildings.

BUSINESS SUMMARY:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 43 financial centers located in Eastern and Central Washington and Northern Idaho, as well as loan production offices in Ellensburg, Washington and Salt Lake City, Utah. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA). Such forward looking statements include but are not limited to the Company’s ability to continue loan growth, improve credit quality, recognize the anticipated benefits from the acquisition of CTB and achieve anticipated revenue growth. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

Additional Information and Where to Find It:

Investors and security holders may obtain and are urged to carefully review and consider AWBC’s public filings with the SEC. The documents filed by AWBC with the SEC may be obtained free of charge at AWBC’s website at www.awbank.net or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from AWBC by requesting them in writing at AmericanWest Bancorporation, 41 W. Riverside Avenue, Suite 400, Spokane, Washington 99201, or by telephone at 509-232-1536.

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income:

	For the three months ended:
	6/30/2006	3/31/2006	6/30/2005
INTEREST INCOME
Interest and fees on loans	$23,535	$18,857	$17,245
Interest on securities	458	458	328
Other interest income	28	51	21

TOTAL INTEREST INCOME	24,021	19,366	17,594

INTEREST EXPENSE
Interest on deposits	6,551	5,036	3,460
Interest on borrowings	1,957	1,107	612

TOTAL INTEREST EXPENSE	8,508	6,143	4,072

NET INTEREST INCOME	15,513	13,223	13,522
Provision for loan losses	704	782	190

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,809	12,441	13,332

NONINTEREST INCOME
Fees and service charges	1,388	1,166	1,213
Brokered fee income	405	280	268
Other	397	310	352

TOTAL NONINTEREST INCOME	2,190	1,756	1,833

NONINTEREST EXPENSE
Salaries and employee benefits	7,376	6,891	5,554
Occupancy expense, net	1,018	924	772
Equipment expense	953	887	706
State business and occupation tax	312	254	226
Foreclosed real estate and other foreclosed assets expense	81	426	353
Intangible assets amortization	294	100	63
Other	2,650	2,186	2,192

TOTAL NONINTEREST EXPENSE	12,684	11,668	9,866

INCOME BEFORE PROVISION FOR INCOME TAX	4,315	2,529	5,299
PROVISION FOR INCOME TAXES	1,547	880	1,757

NET INCOME	$2,768	$1,649	$3,542

Basic earnings per share	$0.24	$0.15	$0.34
Diluted earnings per share	$0.24	$0.15	$0.34
Basic weighted average shares outstanding	11,376,386	10,641,585	10,387,957
Diluted weighted average shares outstanding	11,573,208	10,880,915	10,530,674
Ending book value per share	$13.09	$12.84	$10.85
Ending tangible book value per share	$9.46	$9.15	$9.45
Ending shares outstanding	11,362,267	11,248,334	10,405,011

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income:

	For the six months ended:
	6/30/2006	6/30/2005
INTEREST INCOME
Interest and fees on loans	$42,392	$33,760
Interest on securities	916	671
Other interest income	79	31

TOTAL INTEREST INCOME	43,387	34,462

INTEREST EXPENSE
Interest on deposits	11,587	6,487
Interest on borrowings	3,064	1,180

TOTAL INTEREST EXPENSE	14,651	7,667

NET INTEREST INCOME	28,736	26,795
Provision for loan losses	1,486	1,265

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	27,250	25,530

NONINTEREST INCOME
Fees and service charges	2,554	2,336
Brokered fee income	685	736
Other	707	794

TOTAL NONINTEREST INCOME	3,946	3,866

NONINTEREST EXPENSE
Salaries and employee benefits	14,267	11,103
Occupancy expense, net	1,942	1,817
Equipment expense	1,840	1,505
State business and occupation tax	566	449
Foreclosed real estate and other foreclosed assets expense	507	419
Intangible assets amortization	394	126
Other	4,836	3,973

TOTAL NONINTEREST EXPENSE	24,352	19,392

INCOME BEFORE PROVISION FOR INCOME TAX	6,844	10,004
PROVISION FOR INCOME TAXES	2,427	3,323

NET INCOME	$4,417	$6,681

Basic earnings per share	$0.40	$0.65
Diluted earnings per share	$0.39	$0.64
Basic weighted average shares outstanding	11,038,376	10,355,891
Diluted weighted average shares outstanding	11,229,382	10,506,664

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	June 30, 2006	March 31, 2006	December 31, 2005	June 30, 2005
ASSETS
Cash and due from banks	$41,467	$43,386	$40,825	$32,479
Overnight interest bearing deposits with other banks	885	6,887	11,119	304

Cash and cash equivalents	42,352	50,273	51,944	32,783
Securities, available-for-sale at fair value	44,783	45,405	31,364	23,895
Loans, net of allowance for loan losses	1,174,790	1,134,047	947,893	968,054
Loans, held for sale	5,439	1,750	3,395	2,886
Accrued interest receivable	8,197	7,645	6,969	6,582
FHLB stock	6,319	6,319	5,397	5,397
Premises and equipment, net	26,574	25,130	21,762	23,623
Foreclosed real estate and other foreclosed assets	876	1,452	2,221	3,222
Bank owned life insurance	19,357	19,236	16,987	19,318
Goodwill	33,136	33,062	12,050	12,050
Intangible assets	8,094	8,388	2,391	2,516
Other assets	6,293	5,310	6,761	7,333

TOTAL ASSETS	$1,376,210	$1,338,017	$1,109,134	$1,107,659

LIABILITIES
Noninterest bearing demand deposits	$223,561	$232,352	$191,192	$179,614
Interest bearing deposits:
NOW, savings accounts and MMDA	443,250	472,811	391,876	397,852
Time, $100,000 and over	216,974	191,632	149,101	125,809
Other time	181,840	185,227	165,261	144,959

TOTAL DEPOSITS	1,065,625	1,082,022	897,430	848,234
Federal Home Loan Bank advances	128,041	79,804	70,638	106,455
Other borrowings and capital lease obligations	3,441	2,154	899	21,431
Junior subordinated debt	20,620	20,620	10,310	10,310
Accrued interest payable	2,976	2,191	1,754	1,113
Other liabilities	6,812	6,817	6,626	7,203

TOTAL LIABILITIES	1,227,515	1,193,608	987,657	994,746
STOCKHOLDERS’ EQUITY
Common stock, no par	126,985	124,899	104,667	102,860
Retained earnings	22,045	19,616	17,967	10,738
Unearned compensation	—	—	(1,095)	(720)
Accumulated other comprehensive loss, net of tax	(335)	(106)	(62)	35

TOTAL STOCKHOLDERS’ EQUITY	148,695	144,409	121,477	112,913

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,376,210	$1,338,017	$1,109,134	$1,107,659

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	6/30/2006	3/31/2006	12/31/2005	6/30/2005
Quarterly Financial Ratios, annualized:
Return on average assets	0.82%	0.59%	1.41%	1.39%
Return on average equity	7.61%	5.32%	13.35%	12.86%
Efficiency ratio	69.99%	77.23%	68.41%	63.84%
Noninterest income to average assets	0.65%	0.63%	0.91%	0.72%
Noninterest expenses to average assets	3.76%	4.18%	4.00%	3.86%
Net interest margin to average earning assets	5.07%	5.15%	5.30%	5.77%
Ending shareholders’ equity to assets	10.80%	10.79%	10.95%	10.19%
Ending tangible shareholders’ equity to average assets	7.95%	9.09%	9.61%	9.60%

	Six Months Ended
	6/30/2006	6/30/2005
Year to Date Financial Ratios, annualized:
Return on average assets	0.72%	1.31%
Return on average equity	6.55%	12.39%
Efficiency ratio	73.31%	62.84%
Noninterest income to average assets	0.64%	0.76%
Noninterest expenses to average assets	3.95%	3.80%
Net interest margin to average earning assets	5.09%	5.71%
Ending tangible shareholders’ equity to average assets	8.64%	9.55%

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Loan Portfolio:	6/30/2006	3/31/2006	12/31/2005	6/30/2005
Commercial real estate	$604,337	$599,962	$501,328	$560,584
Commercial and industrial	297,855	280,351	226,964	195,388
Agricultural	157,290	147,574	119,355	126,648
Real estate mortgage	69,564	63,071	58,803	37,592
Real estate construction	35,548	32,274	33,906	33,824
Installment	20,320	20,517	17,341	19,227
Bankcards and other	5,239	5,576	5,186	10,071

Total loans	1,190,153	1,149,325	962,883	983,334
Allowance for loan losses	(14,527)	(14,597)	(14,361)	(15,377)
Deferred loan fees, net of deferred costs	(836)	(681)	(629)	97

Net loans	$1,174,790	$1,134,047	$947,893	$968,054

Nonperforming assets:	6/30/2006	3/31/2006	12/31/2005	6/30/2005
Accruing loans over 90 days past due	$0	$27	$31	$74
Nonaccrual loans	13,577	15,315	14,452	15,441

Total nonperforming loans	$13,577	$15,342	$14,483	$15,515
Foreclosed real estate and other foreclosed assets	876	1,452	2,221	3,222

Total nonperforming assets	$14,453	$16,794	$16,704	$18,737

Total nonperforming loans to total gross loans	1.14%	1.33%	1.50%	1.58%
Total nonperforming assets to total assets	1.05%	1.26%	1.51%	1.69%
Allowance for loan loss to total gross loans	1.22%	1.27%	1.49%	1.56%
Quarterly chargeoffs to average gross loans, annualized	0.31%	1.10%	0.77%	0.81%
Quarterly provision to average gross loans, annualized	0.24%	0.32%	0.00%	0.08%
Allowance for loan loss to nonperforming loans	107.00%	95.14%	99.16%	99.11%

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
Allowance for Loan Losses:	6/30/2006	3/31/2006	6/30/2005
Balance, beginning of year	$14,597	$14,361	$16,923
Provision charged to operations	704	782	190
Allowance related to acquired loans	—	2,068	—
Loans charged-off	(917)	(2,727)	(1,832)
Recoveries	143	113	96

Balance, end of year	$14,527	$14,597	$15,377

	Six Months Ended
	6/30/2006	6/30/2005
Balance, beginning of year	$14,361	$18,475
Provision charged to operations	1,486	1,265
Allowance related to acquired loans	2,068	—
Loans charged-off	(3,644)	(4,507)
Recoveries	256	144

Balance, end of year	$14,527	$15,377

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarterly Net Interest Margin:

	Three Months Ended June 30, 2006			Three months ended March 31, 2006			Three Months Ended June 30, 2005
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans	$1,178,263	$23,535	8.01%	$1,003,622	$18,857	7.62%	$910,544	$17,245	7.60%
Taxable securities	34,574	357	4.14%	24,903	373	6.07%	17,031	237	5.58%
Nontaxable securities	10,507	153	5.84%	8,290	129	6.31%	8,702	138	6.36%
FHLB Stock	6,319	—	0.00%	5,520	—	0.00%	5,397	—	0.00%
Overnight deposits with other banks and other	2,451	28	4.58%	3,355	51	6.16%	1,690	21	4.98%

Total interest earning assets	1,232,114	24,073	7.84%	1,045,690	19,410	7.53%	943,364	17,641	7.50%

Noninterest earning assets	119,755			86,908			80,878

Total assets	$1,351,869			$1,132,598			$1,024,242

Liabilities
Interest bearing demand deposits	$93,111	$172	0.74%	$90,299	$142	0.64%	$62,348	$48	0.31%
Savings and MMDA deposits	354,325	2,494	2.82%	309,715	1,981	2.59%	343,251	1,546	1.81%
Time deposits	384,128	3,885	4.06%	321,602	2,913	3.67%	265,642	1,866	2.82%

Total interest bearing deposits	831,564	6,551	3.16%	721,616	5,036	2.83%	671,241	3,460	2.07%

Overnight borrowings	70,294	894	5.10%	16,652	191	4.65%	41,065	319	3.12%
Other borrowings	72,309	1,063	5.90%	71,028	916	5.23%	20,697	293	5.68%

Total interest bearing liabilities	974,167	8,508	3.50%	809,296	6,143	3.08%	733,003	4,072	2.23%

Noninterest bearing demand deposits	222,516			188,838			171,913
Other noninterest bearing liabilities	9,207			8,651			8,875

Total liabilities	1,205,890			1,006,785			913,791
Stockholders’ Equity	145,979			125,813			110,451

Total liabilities and stockholders’ equity	$1,351,869			$1,132,598			$1,024,242

Net interest income and spread		$15,565	4.34%		$13,267	4.45%		$13,569	5.27%

Net interest margin to average earning assets			5.07%			5.15%			5.77%

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AWBC – 2006 Q2 Earnings

July 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:

	Six Months Ended June 30,
	2006			2005
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans	$1,093,338	$42,392	7.82%	$915,530	$33,760	7.44%
Taxable securities	29,767	730	4.95%	18,751	467	5.02%
Nontaxable securities	9,405	282	6.05%	8,712	276	6.39%
FHLB Stock	5,922	—	0.00%	5,386	22	0.82%
Overnight deposits with other banks and other	3,035	79	5.25%	1,166	31	5.36%

Total interest earning assets	1,141,467	43,483	7.68%	949,545	34,556	7.34%

Noninterest earning assets	101,981			80,379

Total assets	$1,243,448			$1,029,924

Liabilities
Interest bearing demand deposits	$86,494	$314	0.73%	$63,110	$93	0.30%
Savings and MMDA deposits	337,363	4,475	2.67%	354,731	2,918	1.66%
Time deposits	353,115	6,798	3.88%	261,493	3,476	2.68%

Total interest bearing deposits	776,972	11,587	3.01%	679,334	6,487	1.93%

Overnight borrowings	44,160	1,085	4.95%	40,416	576	2.87%
Other borrowings	71,672	1,979	5.57%	22,506	604	5.41%

Total interest bearing liabilities	892,804	14,651	3.31%	742,256	7,667	2.08%

Noninterest bearing demand deposits	205,770			169,967
Other noninterest bearing liabilities	8,928			8,984

Total liabilities	1,107,502			921,207
Stockholders’ Equity	135,946			108,717

Total liabilities and stockholders’ equity	$1,243,448			$1,029,924

Net interest income and spread		$28,832	4.37%		$26,889	5.26%

Net interest margin to average earning assets			5.09%			5.71%

The above net interest margin tables includes nonaccrual loans in the average loan balances. Tax exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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